EXHIBIT 23.13
                                                                  -------------



                               CONSENT OF EXPERT

          Reference is made to the Annual Report on Form 40-F (the "40-F") of Ivanhoe Mines Ltd. (the "Company") to be filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

          I hereby consent to the use of and reference to my name as a Qualified Person for the Technical Report: Underground Resources at Ovoot Tolgoi West Field dated March 2008, under the heading "Item 3: Description of the Business - Ovoot Tolgoi Coal Property, Mongolia - Ovoot Tolgoi Project (Underground)" in the Company's Annual Information Form for the year ended December 31, 2007, dated March 28, 2008, and in the 40-F.

Sincerely,


/s/ Patrick P. Riley
--------------------------------------------
Title:   Senior Geologist and Vice-President
Company: The Americas Group

Date:  March 28, 2008